Exhibit 99.1
Former Subprime Lender Fremont General Corp. Exits Chapter 11, Under Court-Approved Reorganization Plan of Signature Group Holdings
Signature’s plan preserves shareholder equity and projects net operating loss carry-forwards to offset future taxable income; once one of the country’s largest subprime lenders, the reorganized company will focus on special situation acquisitions and commercial lending to middle market companies nationally
SHERMAN OAKS, Calif. and NEW YORK, June 14 /PRNewswire-FirstCall/ — Ending a two year battle over the fate of what was once one of the nation’s largest subprime lenders, private investment firm Signature Group Holdings, LLC has successfully reorganized Anaheim, CA-based Fremont General Corp.
Signature’s plan of reorganization became effective on June 11 2010. As of that date Fremont General changed its name to Signature Group Holdings, Inc.; the reorganized company’s shares will continue to trade under the symbol SGGH.PK.
Signature’s plan was previously approved by Fremont’s impaired debt and equity constituents and confirmed by Judge Erithe Smith of the U.S. Bankruptcy Court for the Central District of California in Santa Ana.
The successful reorganization of Fremont ends a contested bankruptcy case that began in June 2008 and at one time attracted as many as six different plan proponents. Signature’s plan of reorganization includes a $10.3 million equity infusion and the issuance of warrants to purchase additional shares. In winning control over Fremont, Signature prevailed over five competing plans in a highly complex and competitive reorganization process.
Signature intends to focus on credit-oriented special situation lending and investments in middle-market companies on a national basis. One of the key features of the Signature plan is the preservation of Fremont’s equity – existing Fremont shareholders will hold approximately two-thirds of the outstanding shares of the reorganized company. Additionally, Signature’s plan of reorganization projects that approximately $769 million in net operating loss carry-forwards will be available to offset future taxable income.
The reorganized company will have approximately 112 million shares of common stock issued and outstanding. Signature Group Holdings, Inc.’s new board of directors bring substantial experience in commercial credit and middle market transactions. John Nickoll, founder of Foothill Capital Corp., formerly the largest independent commercial finance company in the U.S. prior to merging with Wells Fargo, will be Chairman of the Board of the reorganized company.
Commenting on Judge Smith’s confirmation order, Signature Managing Director Craig Noell said, “We are excited about putting our plan to work and believe it represents a long-term win for Fremont’s investors and creditors. This is a tremendous opportunity to turn Fremont into a profitable business – one that can take a lead role in lending to and acquiring middle market companies, a sector that continues to be starved for capital and quality credit.”
Fremont General Corporation was once a $7 billion financial institution with interests in banking, insurance and commercial finance; its wholly owned subsidiary, Fremont Investment & Loan, was one of the country’s top five originators of subprime residential loans. When the subprime residential market collapsed in 2007, Fremont came under pressure by its primary regulators and was forced to eventually file for Chapter 11 protection in June, 2008. In bankruptcy, the company sought to effect the sale of its banking platform, branches and deposits to Capital Source Bank and to further restructure its balance sheet and operations. The bankruptcy set off an intense battle for control of Fremont by multiple creditor, equity and interested constituents.
Although a relative latecomer to the proceedings last fall, Signature brought a comprehensive and forward-looking plan that subsequently gained support from key stakeholders, including; James McIntyre, Fremont’s former Chairman and CEO, who remains the largest individual shareholder. The plan of reorganization also secured critical backing from shareholders led by New World Acquisition, LLC, which was initially a competing plan proponent.
Signature Capital Advisers, LLC has entered into an interim investment management agreement with the new company. Key directors and officers include Signature co-founders Craig Noell and Kyle Ross, along with Kenneth Grossman, a veteran turnaround professional and distressed investor, and Tom Donatelli, a Managing Director of Signature.
“This is a true turnaround story, considering the fate of many of the nation’s other major subprime lenders,” said Mr. Grossman, a Signature Capital Managing Director. “As a special situations investor and commercial lender to quality credits, the Signature platform combines a healthy capital base, diverse shareholders, and a significant pool of net operating losses to offset future taxable income from our current income and deep-value investment strategy. The ‘Old’ Fremont, now known as Signature Group Holdings, Inc., has a second lease on life.”
Transactional law firm Manderson, Schafer & McKinlay LLP, based in Newport Beach, CA, represented Signature in the Chapter 11 case.
Sonnenschein Nath & Rosenthal LLP represented New World Acquisition, LLC and Kenneth Grossman.
About Signature Group Holdings, LLC
Formed in 2004, Signature Group Holdings, LLC, is a credit-oriented special situations investor with a track record of successfully acquiring, originating and managing debt investments. Additional information about Signature can be found on its website

www.Signaturecap.com. Signature is headquartered in Sherman Oaks, CA with a presence in New York, NY.
Cautionary Statements
This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may involve known and unknown risks and other factors and uncertainties which may cause the actual results to be materially different from those expressed or implied by such statements. Signature does not have any intention or obligation to update forward-looking statements included in this press release after the date of this press release, except as required by law. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.
For further information. contact:
Investor relations, Signature Group Holdings, Inc. Telephone: (805) 435-1255

Contacts:	Allan Ripp 212-262-7477 arippnyc@aol.com

Joshua Spivak 510-849-1663 jspivaknyc@aol.com